Exhibit 99.1

                 FLEETWOOD REPORTS PRELIMINARY
             REVENUES FOR FISCAL 2008 FIRST QUARTER


Riverside, Calif., August 2, 2007 - Fleetwood Enterprises, Inc. (NYSE:FLE) announced today preliminary sales for the first quarter of fiscal 2008, ended July 29, 2007.

Revenues for the quarter were approximately $512 million, a 3 percent decrease from $530 million last year. Quarterly sales for recreational vehicles declined 3 percent, while manufactured housing revenues were off by 1 percent.

Recreational vehicle sales for the first quarter were approximately $360 million, down slightly from $371 million a year ago. Motor home revenues improved by 22 percent to about $274 million from $225 million in the same period a year ago. Travel trailer sales were down 48 percent to approximately $64 million compared with $122 million in the prior year, while folding trailer sales were off 8 percent to $22 million from $24 million in last year's first quarter.

"Motor home sales are experiencing a boost from our 2008 model year products, which include several diesel models that have recently gone through life-cycle changes and our relatively new value-priced Class A and Class C gasoline products," said Elden L. Smith, president and chief executive officer. "Travel trailer revenues have been impacted by the previously announced closure of five plants and a conservative posture by dealers, who continue to adjust their inventories downward in the face of market softness. We are very pleased with the new look of our 2008 trailers, and our dealers are reacting positively. We are especially encouraged that much of the praise is for our core Prowler, Wilderness and Terry brands."

Preliminary first quarter manufactured housing sales of $144 million were off 1 percent from $146 million last year.

"While manufactured housing sales are still down from the prior year, we are encouraged by the relatively small decline," Smith said. "A continuation of current trends would indicate that we should see a positive revenue comparison in the second quarter. Backlogs have been higher year over year for several months, and we are increasing production rates in selected areas, although the retirement markets in California, Arizona and Florida continue to lag.

"We expect to report near-breakeven operating results (before interest and taxes) for our first quarter, which compares very favorably to last year," Smith continued. "We have made significant progress in improving our products, our cost structure and our organization. I am confident we will achieve further improvement in our financial results as we go forward."

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements, including, but not limited to, achieving a sales increase in manufactured housing if current trends continue, expectation of near-breakeven operating results for the first quarter, and continuation of improvement in financial results, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in the manufactured housing market and more recent weakness in the recreational vehicle market; the effect of global tensions, fuel prices, interest rates, and other factors on consumer confidence, which in turn may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain the financing we will need in the future to execute our business strategies; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries.

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